Exhibit 99.1

For Immediate Release	Contact:	Oscar Smith
Gene Bertcher
(972) 407-8400

NEW CONCEPT ENERGY
REPORTS FIRST QUARTER 2009 RESULTS

Dallas, Texas (Business Wire) May 13, 2009: New Concept Energy, Inc. (AMEX: GBR), (“the Company” or “NCE”), a Dallas-based oil and gas company, today reported net income for the three months ended March 31, 2009 of $23,000 or $0.01 per share, compared to net income of $56,000 or $0.04 per share for the three months ended March 31, 2008.

Revenues and Operating Expenses: Revenues for the three months ended March 31, 2009 totaled approximately $1.1 million compared to $0.7 million for the comparable period of 2008. The primary reason for the increase is the acquisition of the oil and gas operations in West Virginia and Ohio in September, 2008, which provided approximately $0.4 million of net revenue. Revenue for the retirement facility totaled approximately $0.7 million in the three months ended March 31, 2009 as compared to $0.7 million for the comparable period of 2008.

For the three months ended March 31, 2009, oil and gas operating costs totaled $386,000, real estate operations and lease expense totaled $579,000and corporate general and administrative expenses totaled approximately $262,000. In the comparable period of 2008, real estate operations and lease expense totaled $551,000corporate general and administrative expenses totaled approximately 261,000. There were no oil and gas operating costs in the period, prior to the acquisition of the oil and gas operations. In total, operating expenses were $1.2 million for the three months ended March 31, 2009 compared to $0.8 million for the comparable period of 2008.

Interest Income: Interest income increased approximately $129,000 for the three months ended March 31, 2009 compared to the comparable period of 2008, primarily due to the increase in the interest-bearing loans to affiliates during 2008.

Interest Expense: Interest expense for the three months ended March 31, 2009 compared to the three months ended March 31, 2008 decreased approximately $132,000 due primarily to the repayment of debt in 2008.

Other Income: Other income decreased from $274,000 in the three months ended March 31, 2008 to $31,000 in the quarter ended March 31, 2009. Other income in the 2008 period primarily reflected income from receivables which had been previously reserved. No such collections were realized in the 2009 period.

New Concept Energy, Inc.

Consolidated Statements of Operations

(amounts in thousands, except per share data)

	For The Three Month
	Period Ended
	March 31,
	2009	2008
	(Unaudited)
Revenue
Oil and gas operations, net of royalties	$394	--
Real estate operations	674	$704
	1,068	704

Operating expenses
Oil and gas operations	386	--
Real estate operations	340	315
Lease expense	239	236
Corporate general and administrative	262	261
	1,227	812

Operating loss	(159)	(108)

Other income (expense)
Interest income	181	52
Interest expense	(30)	(162)
Other income	31	274
	182	164

Net income from continuing operations	23	56

Net income applicable to common shares	23	56

Net earnings per common share –
basic and diluted	$0.01	$0.04

Weighted average of common and equivalent shares
outstanding – basic and diluted	1,947	1,133

New Concept Energy, Inc.
Consolidated Balance Sheets
(amounts in thousands)

	March 31,	December 31,
Assets	2009	2008

Current assets
Cash and cash equivalents	$186	$190
Accounts receivable - trade	304	353
Note and interest receivable – related party	10,918	10,632
Other current assets (including $189 from related parties in 2008)	363	527

Total current assets	11,771	11,702

Oil and natural gas properties (full cost accounting method):

Proved developed and undeveloped oil and gas properties	10,915	10,688

Property and equipment, net of depreciation

Land, buildings and equipment - oil and gas operations	1,284	1,291
Other	156	149

Total property and equipment	1,440	1,440

Other assets	233	228

Total Assets	$24,359	$24,058

New Concept Energy, Inc.

Consolidated Balance Sheets - continued

(amounts in thousands, except share amounts)

	March 31,	December 31,
Liabilities And Stockholders’ Equity	2009	2008

Current liabilities

Accounts payable – trade	$357	$202
Accrued expenses	2,043	1,944

Total current liabilities	2,400	2,146

Long-term debt	1,056	1,026

Other long-term liabilities	388	394

Total liabilities	3,844	3,566

Stockholders’ equity
Preferred stock, Series B	1	1
Common stock, $.01 par value; authorized, 100,000,000
shares; issued and outstanding, 1,946,935 shares at
March 31, 2009 and December 31, 2008	20	20
Additional paid-in capital	58,838	58,838
Accumulated deficit	(38,344)	(38,367)

	20,515	20,492

Total Liabilities & Equity	$24,359	$24,058

Certain statements in this media release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of1933, and Section 21E of the Securities Exchange Act of 1934. The words “estimate”, “plan”,“intend”, “expect”, “anticipate”, “believe” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this release. New Concept Energy, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Important factors that could cause our actual results to differ from estimates or projects contained in any forward-looking statements are described under ITEM 1A. RISK FACTORS in the Company’s Form 10-K for the fiscal year ended December 31, 2008.

4